SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENERGENX, INC.
(Exact name of registrant as specified in its charter)

NEVADA	20-1044677
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6200 E. Commerce Loop
Post Falls, Idaho 83854
(Address of Principal Executive Offices, Including Zip Code)

ENERGENX, INC. 1999 STOCK OPTION PLAN
(Full Title of the Plan)

Gary A. Bedini, President & Chief Executive Officer
6200 E. Commerce Loop
Post Falls, Idaho 83854
(208) 665-5553
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each		Offering	Aggregate	Amount of
Class of Securities	Amount to be	Price per	Offering	Registration
to be Registered	Registered (1)	Share (2)	Price (2)	Fee)

Common Stock,
par value $0.001	1,800,000	$0.75	$1,350.000	$41.45

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above referenced plan.

(2) Calculated solely for purposes of calculating the registration fee in accordance with Rule 457(h) and (c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of Energenx, Inc. Common Stock reported on the OTC Bulletin Board as of October 23, 2007, a date within five business days prior to the filing of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.

Energenx, Inc. hereby incorporates by reference into this Registraton Statement the following documents previously filed with the Securities and Exchange Commission (“SEC”):

1.
The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the SEC on March 30, 2007 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).;

2.
The Registrant’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2007 and June 30, 2007, filed with the SEC on May 15, 2007 and, August 10, 2007, respectively filed pursuant to Section 13 of the Exchange Act.

4.
The description of the Company’s Common Stock contained in the Form 10-SB filed by the Company’s reporting company predecessor (Edward II, Inc.) pursuant to Section 12 of the Exchange Act filed on May 3, 2004 and the amended description of the Company’s Common Stock contained in the Form 8-K filed on December 20, 2004.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Nevada General Corporation Law allows us to indemnify our officers and directors from liability incurred by reason of the fact that he or she is or was an officer or director of the corporation. We may authorize such indemnification if we determine that it is proper under the circumstances. This determination can be authorized based on a vote of our stockholders, by a majority vote of a quorum of directors who were not parties to the relevant legal action, or under certain circumstances, by independent legal counsel in a written opinion. The indemnification can include, but is not limited to, reimbursement of all fees, including amounts paid in settlement and attorney’s fees actually and reasonably incurred, in connection with the defense or settlement of any action or suit by the officer or director. The Restated Articles of Incorporation and the By-Laws of Energenx, Inc. contain provisions relating to indemnification of officers and directors. Those provisions appear below.

The Corporation shall, to the fullest extent permitted by the Nevada Revised Statutes, as the same may be amended and supplemented, indemnify any and all persons who it shall have power to indemnify under this section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Pursuant to the Revised Nevada Statutes, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by the court of the competent jurisdiction that he/she is not entitled to be indemnified by the Corporation.

To the fullest extent permitted by the Revised Nevada Statutes, as the same exists or may hereafter be amended, a director or officer of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer of the Corporation.

The Company has not purchased and does not maintain an insurance policy covering the officers and directors of the Company with respect to liabilities arising under the Securities Act or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Document

5.1	Opinion of Michael R. Espey, Attorney at Law regarding legality of the Common Stock being registered.

10.1	Energenx, Inc. 1999 Stock Option Plan

23.1	Consent of Michael R. Espey, Attorney at Law (Reference is made to Exhibit 5.1)

23.2	Consent of Williams & Webster, P.S., Independent Registered Public Accounting Firm

24.1	Power of Attorney (See signature page)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee plan’s annual report pursuant to Section 13(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Post Falls, State of Idaho, on the 24h day of October, 2007.

ENERGENX, INC.

By:	/s/ Gary Bedini
Gary Bedini
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned, hereby constitute and appoint Gary Bedini individually as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gary Bedini	President & Chief Executive Officer	October 24, 2007
Gary Bedini	Officer and Chairman (Principal
Executive Officer)

/s/ John Bedini	Vice President, Director	October 24, 2007

/s/ Tom Bearden	Director	October 24, 2007

/s/ Hans Werner Huss	Director	October 24, 2007

/s/ Rick Stree t	Chief Financial Officer, Director	October 24, 2007

/s/ Marvin Redenius	Director	October 24, 2007